As filed with the Securities and Exchange Commission on October 12, 2012

Registration No.333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S‑8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COPYTELE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	11‑2622630
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

900 Walt Whitman Road
Melville, New York 11747
(631) 549‑5900

(Address, Including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

COPYTELE, INC. 2010 SHARE INCENTIVE PLAN

COPYTELE, INC. 2003 SHARE INCENTIVE PLAN

COPYTELE, INC. 2000 SHARE INCENTIVE PLAN

TIME BASED STOCK OPTION AGREEMENTS WITH
ROBERT A. BERMAN, JOHN ROOP, DR. AMIT KUMAR,
LEWIS H. TITTERTON JR. AND KENT B. WILLIAMS

PERFORMANCE BASED STOCK OPTION AGREEMENTS WITH
ROBERT A. BERMAN, JOHN ROOP AND DR. AMIT KUMAR

 (Full Title of Plan)

Robert A. Berman
President and Chief Executive Officer
CopyTele, Inc.
900 Walt Whitman Road
Melville, New York  11747
(631) 549‑5900

(Name and Address, Including Zip Code,
and Telephone Number, Including Area Code, of Agent for Service)

With copy to
Michael D. Schwamm

Duane Morris LLP

1540 Broadway

New York, New York 10036-4086

(212) 692-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share issuable pursuant to the CopyTele, Inc. 2010 Share Incentive Plan, Time Based Stock Option Agreements with Robert A. Berman, John Roop, Dr. Amit Kumar, Lewis H. Titterton Jr. and Kent B. Williams and Performance Based Stock Option Agreements with Robert A. Berman, John Roop and Dr. Amit Kumar	44,500,000 shares	$0.320	$14,240,000	$1,942.34
Common Stock, par value $0.01 per share issued or issuable pursuant to the CopyTele 2010 Share Incentive Plan, CopyTele, Inc., 2003 Share Incentive Plan and 2000 Share Incentive Plan	112,000,000 shares	Not applicable (3)	Not applicable (3)	Not applicable (3)

(1)   Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s shares of outstanding Common Stock. Also pursuant to Rule 416 under the Securities Act, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the CopyTele, Inc. 2010 Share Incentive Plan. In addition, this Registration Statement covers the resale by certain Selling Stockholders named in the prospectus included in and filed with this Form S-8 of certain of the shares of Registrant’s Common Stock subject to this Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3).

(2)   Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low sales prices of the Registrant’s Common Stock on the Over-the-Counter Bulletin Board on October 8, 2012 with respect to the 44,500,000 shares of the Registrant’s Common Stock issuable under the CopyTele, Inc. 2010 Share Incentive Plan, Time Based Stock Option Agreements between the Registrant and Robert A. Berman, John Roop, Dr. Amit Kumar, Lewis H. Titterton Jr. and Kent B. Williams and Performance Based Stock Option Agreements between the Registrant and Robert A. Berman, John Roop and Dr. Amit Kumar, which are the only new shares of Common Stock being registered by this Registration Statement.

(3)   Pursuant to Rule 429 under the Securities Act, this Registration Statement is deemed to be a post-effective amendment to the Registrant’s Registration Statement on Form S-8 (File No. 333-175392) filed on July 7, 2011, for which the Registrant paid a registration fee of $501.55 to register 12,000,000 shares of Common Stock for issuance under the CopyTele, Inc. 2010 Share Incentive Plan; the Registrant’s Registration Statement on Form S-8 (File No. 333-168223) filed on July 20, 2010, for which the Registrant paid a registration fee of $283.42 to register 15,000,000  shares of Common Stock for issuance under the CopyTele, Inc. 2010 Share Incentive Plan; the Registrant’s Registration Statement on Form S-8 (File No. 333-156836) filed on January 21, 2009, for which the Registrant paid a registration fee of $203.38 to register 15,000,000  shares of Common Stock for issuance under the CopyTele, Inc. 2003 Share Incentive Plan; the Registrant’s Registration Statement on Form S-8 (File No. 333-146261) filed on September 21, 2007, for which the Registrant paid a registration fee of $283.98 to register  10,000,000 shares of Common Stock for issuance under the CopyTele, Inc. 2003 Share Incentive Plan; the Registrant’s Registration Statement on Form S-8 (File No. 333-132544) filed on March 17, 2006, for which the Registrant paid a registration fee of $1,564.88 to register 15,000,000 shares of Common Stock for issuance under the CopyTele, Inc. 2003 Share Incentive Plan; the Registrant’s Registration Statement on Form S-8 (File No. 333-120333) filed on November 9, 2004, for which the Registrant paid a registration fee of $1,833.98 to register 15,000,000 shares of Common Stock for issuance under the CopyTele, Inc. 2003 Share Incentive Plan; the Registrant’s Registration Statement on Form S-8 (File No. 333-105012) filed on May 5, 2003, for which the Registrant paid a registration fee of $315.51 to register 15,000,000 shares of Common Stock for issuance under the CopyTele, Inc. 2003 Share Incentive Plan. the Registrant’s Registration Statement on Form S-8 (File No. 333-99717) filed on September 18, 2002, for which the Registrant paid a registration fee of $147.20 to register 5,000,000 shares of Common Stock for issuance under the CopyTele, Inc. 2000 Share Incentive Plan; the Registrant’s Registration Statement on Form S-8 (File No. 333-69650) filed on September 19, 2001, for which the Registrant paid a registration fee of $531.25 to register 5,000,000 shares of Common Stock for issuance under the CopyTele, Inc. 2000 Share Incentive Plan; and the Registrant’s Registration Statement on Form S-8 (File No. 333-53416) filed on January 9, 2001, for which the Registrant paid a registration fee of $981.25 to register 5,000,000 shares of Common Stock for issuance under the CopyTele, Inc. 2000 Share Incentive Plan.

EXPLANATORY NOTE

            This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by CopyTele, Inc., a Delaware corporation (the “Company”, “we”, or “us”), relating to an additional 3,000,000 shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”), which may be offered and sold pursuant to the CopyTele, Inc.  2010 Share Incentive Plan (the “2010 Plan”), and 41,500,000 shares of Common Stock which may be offered and sold pursuant to Time Based Stock Option Agreements between the Company and each of Robert A. Berman, John Roop, Dr. Amit Kumar, Lewis H. Titterton Jr. and Kent B. Williams and Performance Based Stock Option Agreements between the Company and each of Robert A. Berman, John Roop and Dr. Amit Kumar.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 44,500,000 shares of our Common Stock consisting of 3,000,000 additional shares of Common Stock  issuable pursuant to the 2010 Plan and 41,500,000 shares of Common Stock  issuable pursuant to Time Based Stock Option Agreements between the Company and each of Robert A. Berman, John Roop, Dr. Amit Kumar, Lewis H. Titterton Jr. and Kent B. Williams and Performance Based Stock Option Agreements between the Company and each of Robert A. Berman, John Roop and Dr. Amit Kumar and to file a prospectus, prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, to be used for reoffers and resales of Common Stock acquired by persons to be named therein upon the exercise of options granted under the. 2010 Plan, the Time Based Stock Option Agreements between the Company and each of Robert A. Berman, John Roop, Dr. Amit Kumar, Lewis H. Titterton Jr. and Kent B. Williams and the Performance Based Stock Option Agreements between the Company and each of Robert A. Berman, John Roop and Dr. Amit Kumar.

Pursuant to the Note to Part I on Form S-8, the documents containing the information specified in Part I of this Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not required to be filed, and are not filed, with the United States Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

CopyTele, Inc.
Common Stock (Par Value $0.01 Per Share)

4,135,020 shares of Common Stock under
the CopyTele, Inc. 2010 Share Incentive Plan

16,398,590 shares of Common Stock under
the CopyTele, Inc. 2003 Share Incentive Plan

50,575 shares of Common Stock under
the CopyTele, Inc. 2000 Share Incentive Plan

21,500,000 shares of Common Stock under
the Time Based Stock Option Agreements between
the Registrant and Robert A. Berman, John Roop,
Dr. Amit Kumar, Lewis H. Titterton Jr. and Kent B. Williams

20,000,000 shares of Common Stock under
the Performance Based Stock Option Agreements between
the Registrant and Robert A. Berman, John Roop and Dr. Amit Kumar

This prospectus relates to shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), of CopyTele, Inc., a Delaware corporation (the “Company”), which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such Shares in connection with the exercise of stock options granted, and with stock or other awards made, under, the Company’s 2010 Share Incentive Plan, 2003 Share Incentive Plan and the 2000 Share incentive Plan (each, a “Plan” and collectively, the “Plans”), as well as Time Based Stock Option Agreements and Performance Based Stock Option Agreements between the Company and certain Selling Stockholders (collectively, the “Option Agreements”).  The Plans and the Option Agreements are intended to provide incentives which will attract, retain, and motivate highly competent persons such as officers, employees, directors, and consultants to our Company by providing them opportunities to acquire shares of our Common Stock.  Additionally, the Plans and the Option Agreements are intended to assist in further aligning the interests of our officers, employees, directors and consultants to those of the Company’s other stockholders.

The persons who are issued such stock may include our directors; officers and/or other key employees and consultants; and certain of whom may be considered our “affiliates”.  Such persons may, but are not required to, sell the shares they acquire pursuant to this prospectus.  If any of such persons desires to sell any of such stock pursuant to this prospectus, we will file with the Securities and Exchange Commission an update to this prospectus naming such person as a selling shareholder and indicating the number of shares such person is offering pursuant to this prospectus.  See “Selling Stockholders” on page 19 of this prospectus.  Our Common Stock is quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “COPY.”  On October 8, 2012, the closing price of the Common Stock, as reported by the OTCBB, was $0.32 per share.

We will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts.  We are paying all expenses of registration incurred in connection with this offering but the Selling Stockholders will pay all brokerage commissions and other selling expenses.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in which event any profit on the sale of shares of those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

See “Risk Factors” beginning on Page 7 of this Prospectus for a discussion of certain risks and other factors that you should consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 12, 2012.

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  The Common Stock is not being offered in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the United States Securities and Exchange Commission (the “Commission”). You can read and copy the reports, proxy statements and other information filed by the Company with the Commission at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549.  Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Additionally, we are required to file electronic versions of those materials with the Commission through the Commission’s EDGAR system.  The Commission maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

This prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by the Company with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which we have omitted, in accordance with the rules and regulations of the Commission. You should refer to the full Registration Statement for further information with respect to the Company and our Common Stock.

Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereto.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information that we file with the Commission, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission.  The information that we incorporate by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

The following documents filed by us with the Commission pursuant to Section 13 of the Exchange Act (File No. 0-11254) are incorporated by reference in this Registration Statement:

(i)         our Annual Report on Form 10-K for the fiscal year ended October 31, 2011;

(ii)        our Quarterly Report on Form 10-Q for the fiscal quarters ended January 31, 2012, April 30, 2012 and July 31, 2012;

(iii)       our Current Reports on Form 8-K, dated August 27, 2012, September 5, 2012, September 11, 2012, September 18, 2012, September 21, 2012 and October 10, 2012; and

(iv)       the description of our Common Stock contained in our Registration Statement on Form   8-A filed with the Commission under Section 12 of the Exchange Act on October 24, 1983, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to the Company contained in this prospectus should be read together with the information in the documents incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all documents incorporated by reference into this prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents).  Requests for copies can be made by writing or telephoning us at 900 Walt Whitman Road, Melville, New York 11747, Attention:  Secretary; telephone number: (631) 549-5900.

Unless otherwise stated in this prospectus, references to “CopyTele”, “we”, “our” and “us” refer to CopyTele, Inc., a Delaware corporation.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

            This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future events and results.  We generally use the words “believes”, “expects”, “intends”, “plans”, “anticipates”, “likely”, “will”, and similar expressions to identify forward-looking statements.  Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.   These risks, uncertainties and factors include, but are not limited to, those factors more fully described under “Risk Factors”.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus.

THE COMPANY

Our principal operations include the development, production and marketing of thin flat display technologies, including low-voltage phosphor color displays and low-power passive E-Paper® displays, and the development, production and marketing of multi-functional encryption products that provide information security for domestic and international users over several communications media, and the  development, license and otherwise enforcement of patented technologies.

We are in the process of evaluating our patent portfolios to identify potential opportunities and maximize the return on investment from our intellectual property.  We are also reassessing all of our business relationships and development programs to identify our most promising prospects and, in order to achieve cost savings, eliminate those we consider less productive.

Our advanced new electrophoretic display (“EPD”) technology utilizes specially coated particles in combination with a unique type of pixel structure to create an image.  This new technology is applicable to electronic books and other low power applications.  We believe that our advanced EPD technology will have higher contrast, considerably faster operation, and be produced at a lower cost than current electrophoretic displays.  Our flat panel, low voltage phosphor, nanotube display (“Nano Display”) technology incorporates a new type of low voltage, efficient color phosphors in combination with nano materials and an electron emission system utilizing nano materials to produce color video information.  Our Nano Display technology is applicable to small hand-held and larger size applications, including TVs. We believe our Nano Display could potentially have a cost similar to a CRT (cathode ray tube) and thus cost less than current LCDs (liquid crystal displays), partly because our Nano Display does not contain a backlight, color filter or polarizer which represent a substantial portion of the cost of an LCD.

In May 2011, we entered into an Exclusive License Agreement (the “EPD License Agreement”) with AU Optronics Corp., a Taiwanese company (“AUO”).  Under the EPD License Agreement, we provided AUO with an exclusive, non-transferable, worldwide license of our E-Paper ® display patents and technology (the “EPD Licensed Technology”), for AUO (or an AUO affiliate) to produce, market and sell products containing the EPD Licensed Technology, with the right to sublicense the technology to third parties.  We retained the non-exclusive right to use the EPD Licensed Technology in a non-competitive manner.

In May 2011, we also entered into a license agreement (the “Nano Display License Agreement” and together with the EPD License Agreement, the “AUO License Agreements”) with AUO.  Under the Nano Display License Agreement, we provided AUO with a non-exclusive, non-transferable, worldwide license of our Nano Display patents and technology (the “Nano Display Licensed Technology”), for AUO (or an AUO affiliate) to produce, market and sell products containing the Nano Display Licensed Technology, with the right to consent to the granting of licenses of the Nano Display Licensed Technology to third parties.  The Nano Display License Agreement provides for joint development with AUO, with an objective to achieve mass production.  We are presently reassessing this joint development effort.

Under the AUO License Agreements, AUO has agreed to pay CopyTele an aggregate license fee of up to US $10 million, of which $3 million was paid by AUO in June 2011 and the remaining US $7 million is payable upon completion of certain conditions for the respective technologies, in each case subject to a 20% withholding tax, which amount is available as a tax credit to offset any future US federal income taxes payable.  Accordingly, in June 2011 we received a payment from AUO, net of the withholding tax, of $2.4 million.  As of July 31, 2012, we are working with AUO and cannot presently estimate when or if we will receive the remaining $7 million in licensing fees.  In addition, the AUO Licensing Agreements also provides for the basis for royalty payments by AUO to CopyTele.

In November 2007, we entered into a Technology License Agreement (as amended in May 2008, the “Videocon License Agreement”) with Videocon Industries Limited, an Indian company (“Videocon”).  In April 2008, the Indian Government approved the Videocon License Agreement.  Under the Videocon License Agreement, we provide Videocon with a non-transferable, worldwide license of our technology for thin, flat, low voltage phosphor, Nano Displays (the “Videocon Licensed Technology”), for Videocon (or a Videocon Group company) to produce and market products, including TVs, incorporating displays utilizing the Videocon Licensed Technology.  Under the terms of the Videocon License Agreement, we were scheduled to receive a license fee of $11 million from Videocon, payable in installments over a 27 month period which commenced in May 2008, and an agreed upon royalty from Videocon based on display sales by Videocon.  The license fee payments were subsequently deferred as described more fully in our Annual Report on Form 10-K for fiscal year ended October 31, 2011.  As of July 31, 2012, we have received aggregate license fee payments from Videocon of $3.2 million.  No such license fee payments were received from Videocon since the fourth quarter of fiscal year 2010 and we cannot presently estimate future payment dates for license fee payments from Videocon. The deferral of the license fee payments is no longer in effect and our new management team intends to enter into discussion with Videocon concerning payment of the balance of the license fees; however, we cannot give any estimate as to the outcome of these efforts.  We are not presently involved in development efforts with Videocon.

With the approval and support of Videocon, we entered into the AUO License Agreements for AUO to utilize their production facilities to produce our display technologies, including the Videocon Licensed Technology, for their own products and potentially for Videocon products.  Additional licenses of the Videocon Licensed Technology to third parties require the joint agreement of CopyTele, Videocon, and AUO.

Under the Videocon License Agreement, we retained the right to produce and market products utilizing the Videocon Licensed Technology.  We also continue to have the right to utilize Volga-Svet Ltd., a Russian corporation (“Volga”), with whom we have been working with for more than fourteen years, to produce and market products utilizing the Videocon Licensed Technology.  During the third quarter of fiscal 2012 we reduced our level of development activity with Volga.  Management is presently reassessing many of our development efforts, which may result in a continued reduction of our development work with Volga.

At the same time we entered into the Videocon License Agreement in November 2007, we also entered into a Share Subscription Agreement (the “Share Subscription Agreement”) with Mars Overseas Limited, an affiliate of Videocon (“Mars Overseas”).  Under the Share Subscription Agreement, Mars Overseas purchased 20,000,000 unregistered shares of our common stock (the “CopyTele Shares”) from us for an aggregate purchase price of $16,200,000.  Also in November 2007, our wholly-owned subsidiary, CopyTele International Ltd. (“CopyTele International”), entered into a GDR Purchase Agreement (the “Purchase Agreement”) with Global EPC Ventures Limited (“Global”), for CopyTele International to purchase from Global 1,495,845 global depository receipts of Videocon (the “Videocon GDRs”), for an aggregate purchase price of $16,200,000.  The fair value of our investment in the Videocon GDRs as of July 31, 2012 was approximately $4,603,000.  For the purpose of effecting a lock up of the Videocon GDRs and CopyTele Shares (collectively, the “Securities”) for a period of seven years, and therefore restricting both parties from selling or transferring the Securities during such period, CopyTele International and Mars Overseas entered into two Loan and Pledge Agreements in November 2007.  The Videocon GDRs are to be held as security for a loan in the principal amount of $5,000,000 from Mars Overseas to CopyTele International, and the CopyTele Shares are similarly held as security for a loan in the principal amount of $5,000,000 from CopyTele International to Mars Overseas.  For additional discussion of these transactions, refer to the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended October 31, 2011.

We were incorporated on November 5, 1982 under the laws of the State of Delaware.  Our principal executive offices are located at 900 Walt Whitman Road, Melville, New York 11747, our telephone number is 631-549-5900, and our Internet website address is www.copytele.com .

RISK FACTORS

An investment in our Common Stock involves a number of risks.  You should carefully consider the following factors in addition to the other information contained in this prospectus, and the information incorporated by reference, before deciding to invest in our Common Stock.  If any of the following risks actually occur, our business and financial results could be materially and adversely affected.  In that case, the trading price of our Common Stock could decline and you could lose all or part of your investment.

Risks Related to Our Historical Business

We have a history of losses and may incur additional losses in the future.

On a cumulative basis  we have sustained substantial losses and negative cash flows from operations since our inception.  As of October 31, 2011, our accumulated deficit was $123,222,819.  As of October 31, 2011, we had approximately $3 million in cash, cash equivalents and investments on hand, and working capital of $1,015,000.  We expect to continue incurring significant legal, marketing and general and administrative expenses in connection with our operations. As a result, we anticipate that we may incur losses in the future.

Based on inputs presently available, we do not believe that we have enough cash enable us to continue our marketing, production, and research and development activities for the next 12 months and we may need to curtail or cease some or all of our operations.

Based on inputs presently available, we do not believe that our existing cash, cash equivalents, and investments in certificates of deposit, together with cash flows from expected sales of our encryption products and revenue relating to our display technologies, and other potential sources of cash flows or necessary expense reductions including employee compensation, will be sufficient to enable us to continue our marketing, production, and research and development activities for 12 months from the date of this prospectus.  Accordingly, there is substantial doubt about our ability to continue as a going concern.  If current cash on hand and cash that may be generated from operations are insufficient to satisfy our liquidity requirements, we may seek to sell our investment securities or other financial assets or our debt or additional equity securities or obtain loans from various financial institutions where possible.  The sale of additional equity securities or convertible debt could result in dilution to our shareholders.  We can give no assurance that we will generate sufficient revenues in the future (through sales, license fees and royalties, or otherwise) to satisfy our liquidity requirements or sustain future operations, that our production capabilities will be adequate, that other products will not be produced by other companies that will render our products obsolete, or that other sources of funding, such as sales of equity or debt, would be available, if needed, on favorable terms or at all.  If we cannot obtain such funding if needed or if we cannot sufficiently reduce operating expenses, we would need to curtail or cease some or all of our operations.  We currently have no arrangements with respect to additional financing.

 If we encounter unforeseen difficulties with our business or operations in the future that require us to obtain additional working capital, and we cannot obtain additional working capital on favorable terms, or at all, our business may suffer.

Our consolidated cash, cash equivalents and investments on hand totaled $1,051,532, $3,023,199 and $1,094,116 million at July 31, 2012, October 31, 2011 and 2010, respectively.  To date, we have relied primarily upon cash from our operations and from the public and private sale of equity securities to generate the working capital needed to finance our operations.

We do not believe, based on inputs presently available, that we have sufficient capital resources and we may encounter unforeseen difficulties with our business or operations in the future that may deplete our capital resources more rapidly than anticipated.  As a result, we may be required to obtain  additional working capital in the future through bank credit facilities, public or private debt or equity financings, or otherwise.  If we are required to raise additional working capital in the future, such financing may be unavailable to us on favorable terms, if at all, or may be dilutive to our existing stockholders. If we fail to obtain additional working capital as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition.

Failure to effectively manage our potential growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our potential growth is expected to place a strain on our managerial, operational and  financial resources and systems.  Further, as our business grows, we will be required to manage multiple relationships.  Any growth by us or our subsidiary companies, or an increase in the number of our strategic relationships, may place additional strain on our managerial, operational and financial resources and systems.  Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results will be materially harmed.

Our future success depends on our ability to expand our organization.

          As we grow, the administrative demands upon us will grow, and our success will depend upon our ability to meet those demands. These demands include increased accounting, management, legal services, staff support, and general office services. We may need to hire additional qualified personnel to meet these demands, the cost and quality of which is dependent in part upon market factors outside of our control. Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business and operating results.

We may not generate sufficient revenue to support our operations in the future or to generate profits.

To date, our principal operations consisted of the development, production and marketing of thin flat display technologies, including low-voltage phosphor color displays and low-power passive E-Paper® displays, and the development, production and marketing of multi-functional encryption products that provide information security for domestic and international users over several communications media. In May 2008, we began receiving license fees related to our display technology from Videocon pursuant to the Videocon License Agreement.  The Videocon License Agreement provides for payment of fees as well as the payment of certain royalties based on sales of products containing our display technology.  The license fee payments were deferred as described more fully in our Annual Report on Form 10-K for fiscal year ended October 31, 2011.  The deferral of the license fee payments is no longer in effect and our new management team intends to enter into discussion with Videocon concerning payment of the balance of the license fees; however, we cannot give any estimate as to the outcome of these efforts.  We are not presently involved in development efforts with Videocon.   In June 2011, we received an initial license fee from AUO related to our display technologies pursuant to the AUO License Agreements.  The AUO License Agreements also provide for payment of additional license fees upon completion of certain conditions for the respective technologies and, in addition, provide for the basis for royalty payments by AUO to CopyTele.  We can give no assurances as to when, if ever, we will receive any additional license fees from Videocon or AUO, or that we will receive any royalty payments from Videocon or AUO.  In addition, our arrangements with Videocon and AUO involve counterparty risk.  Our encryption products are only in their initial stages of commercial production.  Our investments in research and development are considerable.  Our ability to generate sufficient revenues to support our operations in the future or to generate profits will depend upon numerous factors, many of which are beyond our control, including, but not limited to:

  Our and Videocon’s ability to implement our technology for Videocon to produce and market products containing our displays.
  Our and AUO’s ability to implement our technology for AUO to produce and market products containing our displays.
  Our ability to enter into license agreements with other third parties to utilize our technology in their products.
  The capability of Volga, with whom we have been working for fourteen years, to produce color and monochrome displays and supply them to us.
  Our ability to successfully market our line of encryption products.
  Our production capabilities and those of our suppliers as required for the production of our encryption products.
  Long-term performance of our products.
  The capability of our dealers and distributors to adequately service our encryption products.
  Our ability to maintain an acceptable pricing level to end-users for both our encryption and display products.
  The ability of suppliers to meet our and Videocon’s or AUO’s requirements and schedules.
  Our ability to successfully develop other new products under development, including our thin, flat, low-power passive display technology.
  Rapidly changing consumer preferences.
  The possible development of competitive products that could render our products obsolete or unmarketable.
  Our future negotiations with AUO, Videocon and Volga with respect to payments and other arrangements.
  Our ability to successfully implement and commercialize our E-Paper® display technology.

Because our revenue is subject to fluctuation, we may be unable to reduce operating expenses quickly enough to offset any unexpected revenue shortfall.  If we have a shortfall in revenue in relation to expenses, our operating results would suffer.  Our operating results for any particular fiscal year may not be indicative of future operating results.  You should not rely on year-to-year comparisons of results of operations as an indication of our future performance.

The loss of Videocon or AUO as customers could materially and adversely affect our results of operations and financial condition.

All of our net revenue in our Display Technology Segment and approximately 87% of our total net revenue during fiscal year 2011 came from AUO and all of our net revenue in our Display Technology Segment and approximately 82% of our total net revenue during fiscal year 2010 came from Videocon.  Unless we are able to develop other sources of revenue from our patent portfolios, the loss of either of these customers could have a material adverse effect on our results of operations or financial condition. We may not be able to maintain our customer relationships with Videocon and AUO or they may delay performance under, or fail to comply with, the payment terms of their agreements, all of which could materially and adversely affect our results of operations or financial condition. Any reduction in the amount of revenue that we derive from Videocon or AUO, without an offsetting increase in new sales to other customers, could have a material adverse effect on our operating results.

Future modifications of the timing of payments of our license agreement with Videocon could occur that might materially affect which future periods in which revenues are recognized.

Under the terms of the Videocon License Agreement, we were scheduled to receive a license fee of $11 million from Videocon, payable in installments over a 27 month period and an agreed upon royalty from Videocon based on display sales by Videocon (which royalty will decrease if and when a specified sales level and time period are reached and may increase under other certain circumstances as a result of significant improvements in the Videocon Licensed Technology).  As of July 31, 2012, we have received aggregate license fee payments from Videocon of $3.2 million.  The initial installment commenced in May 2008 however certain license fee payments had been subsequently deferred in light of our joint decision to jointly develop improved versions of our Nano Display technology.  However, the aggregate amount of the payments did not change and Videocon’s obligation to make such payments continues to be subject to CopyTele’s limited performance requirements and is not dependent on any specific performance standards which must be met by completion or delivery of prototypes of CopyTele’s products in the development stage.  No such license fee payments were received from Videocon since the fourth quarter of fiscal year 2010 and we cannot presently estimate future payment dates for license fee payments from Videocon. The deferral of the license fee payments is no longer in effect and our new management team intends to enter into discussion with Videocon concerning payment of the balance of the license fees; however, we cannot give any estimate as to the outcome of these efforts.  We are not presently involved in development efforts with Videocon.

Timing of payments of our license agreements with AUO is dependent upon completion of certain conditions which we cannot assure you will occur on a timely basis or at all.

Our receipt of the additional $7 million of license fees from AUO is subject to completion of certain conditions for the respective technologies.  We cannot presently estimate when, if ever, such conditions will be satisfied, and therefore when or if we will receive the remaining $7 million in license fee payments.  We are currently reassessing our development programs with AUO.

A substantial portion of our current and future expected business is with Videocon and AUO and accordingly, we are faced with the inherent risks of doing business in a foreign country.

There are risks inherent in doing business in a foreign country.  Risks of doing business with a foreign company could materially and adversely affect our results of operations and financial condition.  These risks include, but are not limited to, unpredictable changes in or application of taxation regulations, foreign exchange controls, uncertain or unpredictable political, legal and economic environments and invalidity of government approvals.  The occurrence of one or more of these events or a change in existing policy could have a material adverse effect on our cash flows, earnings, results of operations, and financial condition. These risks may limit or disrupt our operations, restrict the movement of funds or impair contract rights.

Our agreement with Videocon is governed by the laws of India and accordingly, we are faced with the inherent risks of doing business in a foreign country.

Our license agreement with Videocon provides that it is governed by the law of India and accordingly, in the event of a dispute regarding the Videocon License Agreement with Videocon, it may be necessary for us to resolve such dispute in India or another foreign country, where we would be faced with unfamiliar laws and procedures.  The resolution of disputes in foreign countries can be costly and time consuming, similar to the situation in the United States.  However, in a foreign country, we face the additional burden of understanding unfamiliar laws and procedures.  We may not be entitled to a jury trial, as we might be in the United States.  Further, to litigate or arbitrate in a foreign country, we would be faced with the necessity of hiring lawyers and other professionals who are familiar with the foreign laws.  For these reasons, we may incur unforeseen expenses if we are forced to resolve a dispute in India or any other foreign country.

Our equity arrangements with Videocon involve market risks.

At the same time as we entered into the Videocon License Agreement, we entered into the Share Subscription Agreement with Mars Overseas, to purchase the 20,000,000 CopyTele Shares, and our subsidiary, CopyTele International, entered into the GDR Purchase Agreement to purchase the 1,495,845 Videocon GDRs.  The value of the Videocon GDRs owned by us depends upon, among other things, the value of Videocon’s securities in its home market of India, as well as exchange rates between the U.S. dollar and Indian rupee (the currency in which Videocon’s securities are traded in its home market).  Based on both the duration and the continuing magnitude of the market price declines and the uncertainty of recovery, we recorded other than temporary impairments as of October 31, 2009 and 2011. We can give no assurances that the value of the Videocon GDRs will not decline in the future and future write downs may occur.

In addition, for the purpose of effecting a lock up of the Videocon GDRs and CopyTele Shares (collectively, the “Securities”) for a period of seven years, and therefore restricting both parties from selling or transferring the Securities during such period, CopyTele International and Mars Overseas entered into two Loan and Pledge Agreements.  The Videocon GDRs are to be held as security for a loan in the principal amount of $5,000,000 from Mars Overseas to CopyTele International, and the CopyTele Shares are similarly held as security for a loan in the principal amount of $5,000,000 from CopyTele International to Mars Overseas.  The loans are for a term of seven years, do not bear interest and prepayment of the loans will not release the lien on the Securities prior to the end of the seven year period.  The loan agreements also provide for customary events of default which may result in forfeiture of the Securities by the defaulting party.  We can give no assurances that the respective parties receiving such loans will not default on such loans.

Our arrangements with Volga involve liquidity and market risks.

At the same time as we entered into the Technology License Agreement with Volga in September 2009, we acquired a 19.9% ownership interest in Volga in exchange for 150,000 unregistered shares of our common stock.  The Volga shares are not publicly traded and there is no assurance that we will be able to sell the shares at an acceptable price, if at all.

A substantial portion of our material products have not been incorporated into commercially marketable products, have not generated any product revenue and may not generate product revenue in the future.

With the exception of our Encryption Products, all of our products have not been incorporated into commercially marketable products, have not generated any revenue from commercial productions (other than license fees) and may never be commercialized.  Even if commercialized, our products may not be commercially successful because consumers may not desire our products or third parties may develop superior technology or have proprietary rights that preclude us from marketing our products.

The very competitive markets for our encryption products and flat panel display technology could have a harmful effect on our business and operating results.

The markets for our encryption products and flat panel display technology worldwide are highly competitive and subject to rapid technological changes.  Most of our competitors are larger than us and possess financial, research, service support, marketing, manufacturing and other resources significantly greater than ours.  Competitive pressures may have a harmful effect on our business and operating results.  We can give no assurance that we will be able to compete successfully in the market for our encryption products and our flat panel displays.

Our investments are subject to risks, which may cause us to incur losses or have reduced liquidity.

The capital and credit markets have been experiencing extreme volatility and disruption since 2008, and at times, the volatility and disruption have reached unprecedented levels. In some cases, the markets have exerted downward pressure on stock prices and credit capacity for certain issuers.  Although economic conditions appear to be improving, if the current capital and credit markets do not continue to improve or further deteriorate, we may be unable to liquidate a particular issue.  Furthermore, if economic conditions do not continue to improve, or if they further deteriorate, we may be required to record additional impairment charges in a future period despite our ability to hold such investments until maturity.

Risks Related to Monetizing Our Patent Portfolios

We may not be able to monetize our patent portfolios.

As we recently announced, we are in the process of evaluating our patent portfolios to identify potential opportunities as well as reassessing all of our business relationships and development programs to identify our most promising prospects and, in order to achieve cost savings, eliminate those we consider less productive.  However, we can give no assurances that we will be able to identify opportunities to exploit such patents or that such opportunities, even if identified, will generate sufficient revenues to sustain future operations.

Certain of our patent portfolios are subject to existing license agreements with AUO and Videocon which may limit our ability to monetize them.

            In the course of entering into the EPD License Agreement and the Nano Display License Agreement with AUO and the Videocon License Agreement with Videocon, certain rights to our intellectual property were licensed to AUO and Videocon, respectively. We are presently reassessing these licenses, and we can give no assurance that if one or all of these license agreements are terminated, the licensed intellectual property would be unencumbered.  If the licensed intellectual property is encumbered, it could limit our ability to monetize such property.

Our revenues are unpredictable, and this may harm our financial condition.

Due to the nature of the licensing business and uncertainties regarding the amount and timing of the receipt of license and other fees from potential infringers, stemming primarily from uncertainties regarding the outcome of enforcement actions, rates of adoption of our patented technologies, the growth rates of potential licensees and certain other factors, our revenues may vary significantly from quarter to quarter, which could make our business difficult to manage, adversely affect our business and operating results, cause our quarterly results to fall below market expectations and adversely affect the market price of our common stock.

Our success depends in part upon our ability to retain the best legal counsel to represent us in patent enforcement litigation.

The success of our licensing business depends upon our ability to retain the best legal counsel to prosecute  patent infringement litigation. As our patent enforcement actions increase, it will become more difficult to find the best legal counsel to handle all of our cases because many of the best law firms may have a conflict of interest that prevents their representation of us.

We, in certain circumstances, rely on representations, warranties and opinions made by third parties that, if determined to be false or inaccurate, may expose us to certain material liabilities.

From time to time, we may rely upon the opinions of purported experts.  In certain instances, we may not have the opportunity to independently investigate and verify the facts upon which such opinions are made. By relying on these opinions, we may be exposed to liabilities in connection with the licensing and enforcement of certain patents and patent rights which could have a material adverse effect on our operating results and financial condition.

Our exposure to uncontrollable outside influences, including new legislation, court rulings or actions by the United States Patent and Trademark Office, could adversely affect our licensing and enforcement business and results of operations.

Our licensing and enforcement business is subject to numerous risks from outside influences, including the following:

New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue.

We may apply for patents and may spend a significant amount of resources to enforce those patents. If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office, or USPTO, or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue. For example, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions.

Trial judges and juries often find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patents.

It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming, resulting in increased costs and delayed revenue. Although we diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions made by juries and trial courts.

More patent applications are filed each year resulting in longer delays in getting patents issued by the USPTO.

We hold a number of pending patents. We have identified a trend of increasing patent applications each year, which we believe is resulting in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in recognizing revenue from these patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

Patent enforcement actions are almost exclusively prosecuted in federal court. Federal trial courts that hear patent enforcement actions also hear criminal cases. Criminal cases always take priority over patent enforcement actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before federal judges, and as a result, we believe that the risk of delays in patent enforcement actions will have a significant effect on our business in the future unless this trend changes.

Any reductions in the funding of the USPTO could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications.

Our primary asset is our patent portfolios, including pending patent applications before the USPTO. The value of our patent portfolios is dependent upon the issuance of patents in a timely manner, and any reductions in the funding of the USPTO could negatively impact the value of our assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the USPTO, causing an unexpected increase in our expenses.

Competition is intense in the industries in which we do business and as a result, we may not be able to grow or maintain our market share for our technologies and patents.

Our licensing business may compete with venture capital firms and various industry leaders for technology licensing opportunities.  Many of these competitors may have more financial and human resources than we do.  As we become more successful, we may find more companies entering the market for similar technology opportunities, which may reduce our market share in one or more technology industries that we currently rely upon to generate future revenue.

Our patented technologies face uncertain market value.

Many of our patents and technologies are in the early stages of adoption in the commercial and consumer markets. Demand for some of these technologies is untested and is subject to fluctuation based upon the rate at which our licensees will adopt our patents and technologies in their products and services.

As patent enforcement litigation becomes more prevalent, it may become more difficult for us to voluntarily license our patents.

We believe that the more prevalent patent enforcement actions become, the more difficult it will be for us to voluntarily license our patents. As a result, we may need to increase the number of our patent enforcement actions to cause infringing companies to license the patent or pay damages for lost royalties. This may increase the risks associated with an investment in our company.

The markets served by us and our licensees are subject to rapid technological change, and if we or our customers are unable to develop and acquire new technologies and patents, our ability to generate revenues could be substantially impaired.

The markets served by us and our licensees frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis. Products for our display technologies, as well as other applications covered by our intellectual property, are based on continually evolving industry standards. Our ability to compete in the future will depend on our ability to identify and ensure compliance with evolving industry standards. This will require our continued efforts and success in developing and acquiring new patent portfolios with licensing and enforcement opportunities.  If we are unable to develop new patented technologies and patent portfolios, or to identify and ensure compliance with evolving industry standards, our ability to generate revenues could be substantially impaired and our business and financial condition could be materially harmed.

Uncertainty in global economic conditions could negatively affect our business, results of operations and financial condition.

Our revenue-generating opportunities depend on the use of our patented technologies by existing and prospective licensees, the overall demand for the products and services of our licensees, and on the overall economic and financial health of our licensees.  Although economic conditions appear to be improving, recent uncertainties in global economic conditions have resulted in a tightening of the credit markets, a low level of liquidity in many financial markets, and extreme volatility in the credit, equity and fixed income markets.  If economic conditions do not continue to improve, or if they further deteriorate, many of our licensees' potential customers, which may rely on credit financing, may delay or reduce their purchases of our licensees' products and services.  In addition, the use or adoption of our patented technologies is often based on current and forecasted demand for our licensees' products and services in the marketplace and may require companies to make significant initial commitments of capital and other resources.  If negative conditions in the global credit markets delay or prevent our licensees' and their potential customers' access to credit, overall consumer spending on the products and services of our licensees may decrease and the potential adoption or use of our patented technologies may slow, respectively.  Further, if the markets in which our licensees' intend to participate do not continue to improve, or deteriorate further, this could negatively impact our licensees' long-term sales and revenue generation, margins and operating expenses, which could in turn have an adverse effect on our future business, results of operations and financial condition.

In connection with patent enforcement actions conducted by us, a court may rule that we have violated certain statutory, regulatory, federal, local or governing rules or standards, which may expose us to certain material liabilities.

In connection with any of our patent enforcement actions, it is possible that a defendant may request and/or a court may rule that we have violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions.  In such event, a court may issue monetary sanctions against us or award attorney's fees and/or expenses to a defendant(s), which could be material, and if we are required to pay such monetary sanctions, attorneys' fees and/or expenses, such payment could materially harm our operating results and our financial position.

We are dependent upon a few key personnel and the loss of their services could adversely affect us.

Our future success to monetize our patent portfolios will depend on the efforts of our President and Chief Executive Officer, Robert A. Berman, and our Senior Vice President – Engineering, John Roop, and our strategic advisor, Dr. Amit Kumar.  We do not maintain “key person” life insurance on Messrs. Berman or Roop or Dr. Kumar. The loss of the services of any such persons could have a material adverse effect on our business and operating results.

Risks Related to Our Common Stock

The availability of shares for sale in the future could reduce the market price of our common stock.

In the future, we may issue securities to raise cash for operations and acquisitions.  We have and in the future may issue securities convertible into our common stock. Any of these events may dilute stockholders' ownership interests in our company and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

Delaware law and our charter documents contain provisions that could discourage or prevent a potential takeover of our company that might otherwise result in our stockholders receiving a premium over the market price of their shares.

Provisions of Delaware law and our certificate of incorporation and bylaws could make the acquisition of our company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors, more difficult. These provisions include:

•         Section 203 of the Delaware General Corporation Law, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder;

•         The authorization in our certificate of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover;

and

•         Provisions in our bylaws regarding stockholders' rights to call a special meeting of stockholders limit such rights to stockholders holding together at least a majority of shares of the Company entitled to vote at the meeting, which could make it more difficult for stockholders to wage a proxy contest for control of our board of directors or to vote to repeal any of the anti-takeover provisions contained in our certificate of incorporation and by laws.

Together, these provisions may make the removal of management more difficult and may discourage transactions that could otherwise involve payment of a premium over prevailing market prices for our common stock.

We may fail to meet market expectations because of fluctuations in quarterly operating results, which could cause the price of our common stock to decline.

Our reported revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods, revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our common stock to decline. The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

•         the dollar amount of agreements executed in each period, which is primarily driven by the nature and characteristics of the technology being licensed and/or the magnitude of infringement associated with a specific licensee;

•         the specific terms and conditions of agreements executed in each period and/or the periods of infringement contemplated by the respective payments;

•         fluctuations in the total number of agreements executed;

•         fluctuations in the sales results or other royalty-per-unit activities of our licensees that impact the calculation of license fees due;

•         the timing of the receipt of periodic license fee payments and/or reports from licensees;

•         fluctuations in the net number of active licensees period to period;

•         costs related to acquisitions, alliances, licenses and other efforts to expand our operations;

•         the timing of payments under the terms of any customer or license agreements into which we may enter; and

•         expenses related to, and the timing and results of, patent filings and other enforcement proceedings relating to intellectual property rights, as more fully described in this section.

Technology company stock prices are especially volatile, and this volatility may depress the price of our common stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies have been highly volatile. We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

•         announcements of developments in our patent enforcement actions;

•         developments or disputes concerning our patents;

•         our or our competitors' technological innovations;

•         developments in relationships with licensees;

•         variations in our quarterly operating results;

•         our failure to meet or exceed securities analysts' expectations of our financial results;

•         a change in financial estimates or securities analysts' recommendations;

•         changes in management's or securities analysts' estimates of our financial performance;

•         changes in market valuations of similar companies;

•         the current sovereign debt crises affecting several countries in the European Union and concerns about sovereign debt of the United States;

•         announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents; and

•         failure to complete significant transactions.

The financial crisis affecting the banking system and financial markets and the uncertainty in global economic conditions, which began in late 2007 and has continued throughout 2012, have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in the credit, equity and fixed income markets. As noted above, our stock price, like many others, has fluctuated significantly in recent periods and if investors have concerns that our business, operating results and financial condition will be negatively impacted by global economic conditions, our stock price could continue to fluctuate significantly in future periods.

In addition, we believe that fluctuations in our stock price during applicable periods can also be impacted by court rulings and/or other developments in our patent licensing and enforcement actions. Court rulings in patent enforcement actions are often difficult to understand, even when favorable or neutral to the value of our patents and our overall business, and we believe that investors in the market may overreact, causing fluctuations in our stock prices that may not accurately reflect the impact of court rulings on our business operations and assets.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If our common stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources, which could materially harm our business and financial results.

Our common stock is subject to the Commission’s penny stock rules which may make our shares more difficult to sell.

Our common stock fits the definition of a penny stock and therefore is subject to the rules adopted by the Commission regulating broker-dealer practices in connection with transactions in penny stocks.  The Commission’s rules may have the effect of reducing trading activity in our common stock making it more difficult for investors to sell their shares.  The Commission’s rules require a broker or dealer proposing to effect a transaction in a penny stock to deliver the customer a risk disclosure document that provides certain information prescribed by the Commission, including, but not limited to, the nature and level of risks in the penny stock market.  The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction.  In addition, the Commission’s rules also require a broker or dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before completion of the transaction.  The existence of the Commission’s rules may result in a lower trading volume of our common stock and lower trading prices.

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business. If we do not pay dividends, our stock may be less valuable to you because a return on your investment will only occur if our stock price appreciates.

The recently adopted amendments to the 2010 Share Incentive Plan and the issuance of the Option Agreements may dilute your percentage ownership interest and may also result in downward pressure on the price of our common stock.

We recently amended our 2010 Share Incentive Plan (the “2010 Plan”) to increase the number of stock-based incentives we may grant to our directors, officers and/or key employees and consultants as determined by a committee appointed by the Board of Directors from 27,000,000 to 30,000,000 shares of our common stock, of which stock options to purchase 2,820,000 shares of our common stock are outstanding and 1,255,020 shares are available for future awards, and issued options to purchase 41,500,000 shares of our common stock pursuant to the Option Agreements outside of the 2010 Plan.  Stockholders would experience a dilution in ownership interest of approximately 20%, assuming the maximum issuance of 45,575,020 shares of common stock upon the exercise of stock options granted or other awards issued under the 2010 Plan and the Option Agreements.  In addition, it is possible that the Selling Stockholders will offer all of the Shares for sale and that a significant number of Shares could be sold at the same time.  Because the market for our common stock is thinly traded, the sales and/or the perception that those sales may occur, could adversely affect the market price of our common stock.  Furthermore, the mere existence of a significant number of shares of common stock reserved under the 2010 Plan and the Option Agreements may be perceived by the market as having a potential dilutive effect, which could lead to a decrease in the price of our common Stock.

SELLING STOCKHOLDERS

 The following table sets forth (a) the name and position or positions with the Company of each Selling Stockholder; (b) the number of shares of Common Stock beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by each Selling Stockholder as of the date of this prospectus; (c) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered, assuming no other change in the beneficial ownership of the Company’s Common Stock by such Selling Stockholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. No Selling Stockholder owns more than 1% of the Company’s Common Stock, other than Lewis H. Titterton, and Bruce Johnson who beneficially own 5.3%, and 3.4%, respectively.   To our knowledge, none of our officers and directors have a present intention to offer shares of Common stock for sale, although they retain the right to do so.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling Stockholder	Principal Position with the Company (1)	Shares Beneficially Owned (2)(3)(4)(5)(6)(7)	Number of Shares Offered for Resale (8)	Shares Beneficially Owned After the Resale (2)
				Number	Percent (9)
Robert A. Berman	President and Chief Executive Officer	444,452	16,000,000	--	--
Henry P. Herms	Director, Chief Financial Officer and Vice President – Finance	1,282,253	1,005,575	560,000	*
John Roop	Senior Vice President – Engineering	222,226	8,000,000	--	--
Lewis H. Titterton Jr.	Chairman of the Board	10,026,996	750,000	9,776,996	5.18%
Bruce F. Johnson	Director	6,415,622	60,000	6,415,622	3.43%
George P. Larounis	Director	1,380,000	820,000	560,000	*
Kent B. Williams	Director	723,910	810,000	473,910	*
Dr. Amit Kumar	Consultant	503,652	16,000,000	59,200	*

* Less then 1%.

(1)     All positions described are with the Company, unless otherwise indicated.

(2)     The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act.  Shares underlying options are reflected only to the extent that the option is exercisable as of, or within 60 days after, the date of this prospectus. As a result, “Shares Beneficially Owned” may not reflect all of the Shares that may be sold pursuant to this Registration Statement.

(3)     Includes 711,678 shares and 720,000 shares which Henry P. Herms and George P. Larounis have the right to acquire within 60 days upon exercise of options granted pursuant to the CopyTele, Inc. 2003 Share Incentive Plan (the “2003 Plan”) and the 2010 Plan.

(4)     Includes 1,400,000 shares, 280,000 shares, 700,000 shares and 280,000 shares which Lewis H. Titterton, Henry P. Herms, Bruce F. Johnson and George P. Larounis have the right to acquire within 60 days upon exercise of warrants purchased by them in a private placement in February 2011.

(5)     Includes 99,540 shares indirectly owned through the Vista Asset Management 401(k) plan, of which Kent Williams and his wife are the sole trustees, 47,700 shares owned by Mr. Williams’ wife and 215,460 shares indirectly owned by Mr. Williams’ wife through the Vista Asset Management 401(k) plan.  Mr. Williams disclaims beneficial ownership of the shares owned by his wife.

(6)     Includes 1,630,434 shares and 1,630,434 shares which Lewis H. Titterton and Bruce F. Johnson, respectively, have the right to acquire within 60 days upon conversion of debentures purchased by them in the private placement on September 12, 2012.

(7)     Includes 250,000 shares ,250,000 shares, 444,452 shares, 222,226 shares and 444,452 shares which Lewis H. Titterton, Kent B. Williams, Robert A. Berman, John Roop and Dr. Amit Kumar, respectively, have the right to acquire within 60 days pursuant to the Option Agreements.

(8)     Includes shares issued or issuable upon exercise of options (including options that are not exercisable as of, or within 60 days after, the date of this prospectus) and shares granted to such employees under the Plans and the Option Agreements. Some of these shares may have been sold prior to the date of this prospectus.

(9)    Percentage is computed with reference to 184,854,037 shares of our common stock outstanding as of October 8, 2012, and assumes the exercise of all presently exercisable options by the selling shareholders and the sale of all shares offered by the selling shareholders under this prospectus.

* * *

            The Company may supplement this prospectus from time to time as required by the rules of the Commission to include certain information concerning the security ownership of the Selling Stockholders or any new Selling Stockholders, the number of securities offered for resale and the position, office or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

USE OF PROCEEDS

Shares covered by this prospectus will be sold by the Selling Stockholders as principals for their own account.  We will not receive any proceeds from sales of any shares by Selling Stockholders.

PLAN OF DISTRIBUTION

The purpose of the prospectus is to permit the Selling Stockholders, if they desire, to offer for sale and sell the Shares they acquired or will acquire pursuant to the Plans or the Option Agreements at such times and at such places as the Selling Stockholders choose.

The decision to exercise options for Shares, or to sell any Shares, is within the discretion of the holders thereof, subject generally to the Company’s policies affecting the timing and manner of sale of Common Stock by certain individuals. There can be no assurance that any of the options will be exercised or any Shares will be sold by the Selling Stockholders.

Subsequent to exercise, if any, each Selling Stockholder is free to offer and sell his Shares at such times, in such manner and at such prices as he or she shall determine. The Selling Stockholders have advised the Company that sales of Shares may be effected from time to time in one or more types of transactions (which may include block transactions) on the OTCBB (or such other market, if any, on which our Common Stock may be listed or quoted), in negotiated transactions, through the writing of options on the Shares, through settlement of short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares and that there is no underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the Selling Stockholders.

The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

21

DM2\3777111.3 N0653/00178

The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Exchange Act, no person engaged in the distribution of the Shares may simultaneously engage in market making activities with respect to our Common Stock for a restricted period before the commencement of the distribution. In addition, the Company has informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market, the provisions of which may limit the timing of purchases and sales of the Shares by the Selling Stockholders.

LEGAL MATTERS

Certain legal matters with respect to the Common Stock offered hereby will be passed upon by Duane Morris LLP, our legal counsel.

EXPERTS

The consolidated financial statements of CopyTele, Inc and subsidiaries as of October 31, 2011 and 2010, and for each of the years in the two-year period ended October 31, 2011, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

The following documents filed with the Securities and Exchange Commission by the Company are incorporated by reference in this Registration Statement:

(i)         our Annual Report on Form 10-K for the fiscal year ended October 31, 2011;

(ii)        our Quarterly Report on Form 10-Q for the fiscal quarters ended January 31, 2012, April 30, 2012 and July 31, 2012;

(iii)       our Current Reports on Form 8-K, dated August 27, 2012, September 5, 2012, September 11, 2012, September 18, 2012, September 21, 2012 and October 10, 2012; and

(iv)       The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on October 24, 1983, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing.

            Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4.  Description of Securities.

            Not applicable.

Item 5.  Interests of Named Experts and Counsel.

            Not applicable.

Item 6.  Indemnification of Directors and Officers.

            Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 also permits a corporation to indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of any action or suit by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

            Article XIII of the By-Laws of the Company contains provisions which are designed to provide mandatory indemnification of directors and officers of the Company to the full extent permitted by law, as now in effect or later amended. The Company’s By-Laws, as amended and restated, are filed as an Exhibit to this Registration Statement.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

            Not applicable.

Item 8.  Exhibits.

Exhibit No.                        Description

4.1                   Certificate of Incorporation, as amended.  (Incorporated by reference to Form 10-Q for the fiscal quarter ended July 31, 1992 and to Form 10-Q for the fiscal quarter ended July 31, 1997.)

4.2                   Amended and Restated By-laws.  (Incorporated by reference to Exhibit 3.1 to our Form 8-K dated August 27, 2012.)

4.3                   CopyTele, Inc. 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 4 to our Form S-8 dated May 5, 2003).

4.4                   Amendment No. 1 to the CopyTele, Inc. 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 4(e) to our Form S-8 dated November 9, 2004.)

4.5                   Amendment No. 2 to the CopyTele, Inc. 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2006).

4.6                   Amendment No. 3 to the CopyTele, Inc. 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2006).

4.7                   Amendment No. 4 to the CopyTele, Inc. 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 4(g) to our Form S-8 dated September 21, 2007.)

4.8                   Amendment No. 5 to the CopyTele, Inc. 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 4(g) to our Form S-8 dated January 21, 2009.)

4.9                   Amendment No. 6 to the CopyTele, Inc. 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 10.5 to our Form 8-K, dated July 19, 2010).

4.10                 CopyTele, Inc. 2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Form 8-K, dated July 20, 2010).

4.11                 Amendment No. 1 to the CopyTele, Inc. 2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Form 8-K, dated July 6, 2011).

4.12                 Amendment No. 2 to the CopyTele, Inc. 2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Form 8-K, dated September 5, 2012).

4.13                 Form of Time Based Stock Option Award Agreement between CopyTele, Inc. and each of Robert A. Berman, John Roop and Dr. Amit Kumar

4.14                 Form of Time Based Stock Option Award Agreement between CopyTele, Inc. and each of Lewis H. Titterton Jr. and Kent B. Williams

4.15                 Form of Performance Based Stock Option Award Agreement between CopyTele, Inc. and Robert A. Berman, John Roop and Dr. Amit Kumar (Portions of Section 12 of this exhibit have been redacted and filed separately with the Commission in accordance with a request for confidential treatment, dated October 12, 2012, pursuant to Rule 406 under the Securities Act of 1933, as amended.)

4.16                 Form of Stock Option Agreement under CopyTele, Inc. 2010 Share Incentive Plan (time based vesting for employee participants)

4.17                 Form of Stock Option Agreement under CopyTele, Inc. 2010 Share Incentive Plan (for employee participants). (Incorporated by reference to Exhibit 10.2 to our Form 8-K dated July 20, 2010.)

4.18                 Form of Stock Option Agreement under CopyTele, Inc. 2010 Share Incentive Plan (for director participants). (Incorporated by reference to Exhibit 10.3 to our Form 8-K dated July 20, 2010.)

4.19                 Form of Stock Award Agreement under CopyTele, Inc. 2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.4 to our Form 8-K dated July 20, 2010.)

4.20                 Form of Stock Option Grant Amendment under the 2000 Share Incentive Plan and 2003 Share Incentive Plan (for employee participants). (Incorporated by reference to Exhibit 10.6 to our Form 8-K, dated July 20, 2010).

4.21                 Form of Stock Option Grant Amendment under the 2000 Share Incentive Plan and 2003 Share Incentive Plan (for director participants). (Incorporated by reference to Exhibit 10.7 to our Form 8-K, dated July 20, 2010).

5                      Opinion and consent of Duane Morris LLP (filed herewith).

23.1                 Consent of KPMG LLP (filed herewith).

23.2                 Consent of Duane Morris LLP (included in Exhibit 5).

24                    Powers of Attorney (included on signature page).

Item 9.  Undertakings.

(a)        The undersigned registrant hereby undertakes:

                        (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                    (i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                                    (iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                        (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on this 12th day of October, 2012

CopyTele, Inc.

By:	/s/ Robert A. Berman
Robert A. Berman
President and
Chief Executive Officer

              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert A. Berman and Henry P. Herms acting individually, his true and lawful attorney‑in‑fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney‑in‑fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney‑in‑fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert A. Berman Robert A. Berman	President and Chief Executive Officer (Principal Executive Officer)	October 12, 2012
/s/ Henry P. Herms Henry P. Herms	Vice President‑Finance, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 12, 2012
/s/ Lewis H. Titterton Lewis H. Titterton	Chairman of the Board	October 12, 2012
/s/ Bruce F. Johnson Bruce F. Johnson	Director	October 12, 2012
/s/ George P. Larounis George P. Larounis	Director	October 12, 2012
/s/ Kent B. Williams Kent B. Williams	Director	October 12, 2012

EXHIBIT INDEX

Exhibit No.	Description
4.13	Form of Time Based Stock Option Award Agreement between CopyTele, Inc. and Robert A. Berman, John Roop and Dr. Amit Kumar
4.14	Form of Time Based Stock Option Award Agreement between CopyTele, Inc. and Lewis H. Titterton Jr. and Kent B. Williams
4.15

Form of Performance Based Stock Option Award Agreement between CopyTele, Inc. and Robert A. Berman, John Roop and Dr. Amit Kumar (Portions of Section 12 of this exhibit have been redacted and filed separately with the Commission in accordance with a request for confidential treatment, dated October 12, 2012, pursuant to Rule 406 under the Securities Act of 1933, as amended.)

4.16	Form of Stock Option Agreement under CopyTele, Inc. 2010 Share Incentive Plan (time based vesting for employee participants)
5	Opinion and consent of Duane Morris LLP (filed herewith).
23.1	Consent of KPMG LLP (filed herewith).